Exhibit 3.1

FIFTH AMENDED & RESTATED

CERTIFICATE OF INCORPORATION

OF

WRIGHT MEDICAL GROUP, INC.

* * * * * * * *

ARTICLE I.

The name of the corporation (the “Corporation”) is:

Wright Medical Group, Inc.

ARTICLE II.

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, in the county of New Castle.

The registered agent is The Corporation Trust Company.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of common stock, par value $0.01 per share (the “Common Stock”).

ARTICLE V.

In furtherance and not in limitation of the powers conferred by statute, the bylaws of the Corporation may be made, altered, amended or repealed by the stockholders of the Corporation or by a majority of the entire board of directors (the “Board of Directors”). The Corporation may in its bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

ARTICLE VI.

Except as may be provided by law, the books of the Corporation may be kept outside of the State of Delaware at such place or places as the Board of Directors may designate.

ARTICLE VII.

The number of directors of the Corporation shall be fixed in such manner as prescribed by the bylaws of the Corporation and may be increased or decreased from time to time in such manner as prescribed by the bylaws. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VIII.

(a) The Corporation shall indemnify to the fullest extent authorized or permitted under and in accordance with the laws of the State of Delaware (as now or hereafter in effect) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(b) Expenses incurred in defending a civil or criminal action, suit or proceeding shall (in the case of any action, suit or proceeding against a director of the Corporation) or may (in the case of any action, suit or proceeding against an officer, trustee, employee or agent) be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article.

(c) This indemnification and other rights set forth in this Article shall not be exclusive of any provisions with respect thereto in the bylaws or any other contract or agreement between the Corporation and any officer, director, employee or agent of the Corporation.

(d) Neither the amendment nor repeal of paragraph (a), (b) or (c) of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with paragraph (a), (b) or (c) of this Article IX, shall eliminate or reduce the effect of paragraphs (a), (b) and (c) of this Article IX, in respect of any matter occurring before such amendment, repeal or adoption of an inconsistent provision or in respect of any cause of action, suit or claim relating to any such matter which would have given rise to a right of indemnification or right to receive expenses pursuant to paragraph (a), (b) or (c) of this Article IX, if such provision had not been so amended or repealed or if a provision inconsistent therewith had not been so adopted.

(e) No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director (a) shall be liable under Section 174 of the General Corporation Law of the

State of Delaware or any amendment thereto or successor provision thereto, or (b) shall be liable by reason that, in addition to any and all other requirements for liability, he or she:

(i) shall have breached his or her duty of loyalty to the Corporation or its stockholders;

(ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith;

(iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law; or

(iv) shall have derived an improper personal benefit.

If the General Corporation Law of the State of Delaware is amended after the date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

ARTICLE IX.

In furtherance and not in limitation of the powers conferred by statute, the bylaws of the Corporation may be made, altered, amended or repealed by the stockholders or by a majority of the entire Board of Directors. The Corporation may in its bylaws confer powers upon the Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

ARTICLE X.

The Corporation hereby elects not to be governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware.

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